Ex-23

                                    HASKELL
                                       &
                                   WHITE LLP
                          ----------------------------
                          CERTIFIED PUBLIC ACCOUNTANTS




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
American Mold Guard, Inc.

We consent to the use in this Registration Statement of American Mold Guard, Inc. (the "Company") on Form SB-2 of our report dated December 8, 2005, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Our report dated December 8, 2005 contains an explanatory paragraph that states the Company has incurred losses from operations since inception, has a working capital deficit and a shareholder deficiency, and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                     /s/ HASKELL & WHITE LLP

                                                     HASKELL & WHITE LLP

Irvine, California
January 4, 2006